Exhibit 4.4

Description of Company’s Securities

As of March 31, 2023, Mentor Capital, Inc. has one class of securities registered under Section 12(g) of the Securities Exchange Act of 1934, as amended: our Common Stock.

The following description of our Common Stock is a summary and does not include all terms and conditions applicable to such shares. The description is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Bylaws, each of which are incorporated by reference as an exhibit to our Annual Report on Form 10-K for the period ended December 31, 2022, to which this description is attached, and the Delaware General Corporation Law. We encourage you to read the Certificate of Incorporation, Bylaws, and the applicable provisions of the Delaware General Corporation Law for additional information.

Authorized Capital Shares

Our authorized capital shares consist of 75,000,000 shares of Common Stock, each with a par value of $0.0001, and 5,000,000 shares of Preferred Stock, each with a par value of $0.0001, of which 200,000 shares of Preferred Stock have been designated as Series Q Preferred Stock.

Voting Rights

The holders of Common Stock are entitled to one vote per share on all matters voted on by shareholders, including the election of directors. The Company’s Board of Directors is not classified, and each member is elected annually. The Common Stock does not have cumulative voting rights. Holders of Common Stock may act by unanimous consent.

Dividend Rights

Subject to the rights of holders of outstanding shares of Preferred Stock, including shares of Series Q Preferred Stock, the holders of Common Stock are entitled to receive dividends when and if declared by the Company’s Board of Directors in its discretion out of funds legally available for payment of dividends.

Liquidation Rights

Subject to any preferential rights of outstanding shares of Preferred Stock, including shares of Series Q Preferred Stock, holders of Common Stock will share ratably in all assets legally available for distribution to our stockholders in the event of dissolution or liquidation.

Other Rights and Preferences

All of the issued shares of Common Stock of the Company are fully paid and non-assessable. Our Common Stock has no sinking fund provision and no preemptive, conversion, or exchange rights. Except as allowed by Delaware General Corporation Law, the shares of Common Stock are not subject to any redemption provisions.

Trading

The Company’s shares of Common Stock are traded on the Over-the-Counter OTCQB (“OTCQB”) under the trading symbol “MNTR.”